                                                                     Exhibit g 1

                          REINSURANCE AGREEMENT #6847-1
                       (AUTOMATIC YRT BULK UNIVERSAL LIFE)

                     (hereinafter referred to as "Agreement")
                                     between

                        TIAA-CREF LIFE INSURANCE COMPANY
                              (NEW YORK, NEW YORK)

                   (hereinafter referred to as the "Company")


                                    and


                     LIFE REASSURANCE CORPORATION OF AMERICA
                        (A MEMBER OF THE SWISS RE GROUP)
                             (STAMFORD, CONNECTICUT)

                     (hereinafter referred to as "Life Re")



                        Effective: January 1, 2000

                               TABLE OF CONTENTS

Preamble
Article I              Method of Reinsurance and Insurance
Article II             Automatic Reinsurance
Article III            Facultative Reinsurance
Article IV             Procedures for Reporting
Article V              Premiums
Article VI             Claims
Article VII            Reductions, Reinstatements & Changes
Article VII            DAC Tax
Article IX             Recapture
Article X              Insolvency
Article XI             Arbitration
Article XII            General Provisions
Article XIII           Duration of Agreement
Article XIV            Execution
Schedule A             Retention Limits and Reinsurance Specifications
Schedule B             Reporting Form
Schedule C             Premium Rates
Schedule D             Allowances
Schedule E             Sample Schedule to be Filed with Federal Tax Return

                                 PREAMBLE

This Reinsurance Agreement ("Agreement") is entered into by and between TIAA-CREF Life Insurance Company, a New York insurance corporation (the "Company") and Life Reassurance Corporation of America, a Connecticut insurance corporation ("Life Re"). The Company and Life Re mutually agree to reinsure on the terms and conditions set forth in this Agreement. This Agreement is solely between the Company and Life Re, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Company or Life Re have any rights under this Agreement.

                                    ARTICLE I
                       METHOD OF REINSURANCE AND INSURANCE

1.    EFFECTIVE DATE

      The reinsurance under this Agreement is effective as of January 1, 2000.


2.    METHOD

      Reinsurance of life insurance risks ("Life Insurance") under this Agreement is on the yearly renewable term ("YRT") plan for the amount at risk under the policy reinsured. The Company will cede and Life Re will accept reinsurance under the policies or plans set forth in Schedule A. The policies set forth in Schedule A that are reinsured under this Agreement are hereinafter referred to collectively as "Reinsured Policies" and individually as a "Reinsured Policy." Face amount increases will be reinsured as newly issued policies under the terms of this Agreement. Said policies will have been underwritten in accordance with the Company's individual ordinary life underwriting rules and practices.

3.    AMOUNTS

      Life Re will reinsure a percentage of each Reinsured Policy. The percentage associated with each Reinsured Policy is set forth in schedule A and is hereinafter referred too as "Life Re's Share."

      For the purpose of this Agreement, the reinsured amount at risk (R) is calculated as follows:

            R = (D - A) * S, where
            D = Death benefit
            A = The Accumulation Fund Value
            S = Life Re's Share

4.    MINIMUM AMOUNTS

      There is no minimum cession requirement under this Agreement.

                                   ARTICLE II
                              AUTOMATIC REINSURANCE

1.    INSURANCE

      The Company will cede and Life Re will accept automatically reinsurance in face amounts not exceeding the binding limits per life in Schedule A of this Agreement. Face amount includes the death benefit provided by base policies; any term life insurance riders; and all future increases provided by automatic face amount increase riders. For last survivor policies, reinsurance will be automatic if both of the insureds do not violate the binding limit as set forth in Schedule A. If the Company has more than one agreement with Life Re, the total amount per life automatically ceded to Life Re under all agreements combined will not exceed the automatic binding limit available to the Company under the agreement with the highest binding authority. Life Re will accept automatic reinsurance when

      (a) the Company already has for its own account its maximum limit of retention on the risk and for this reason alone is not retaining any portion of the insurance applied for on a current application,

      (b) in the Company's opinion there has been no adverse change in the insurability of the risk since the Company's last acceptance for its own retention, and

      (c) all insureds under the policy are both citizens and residents of the United States or Canada.

A risk as defined in the following categories is not eligible for reinsurance under this paragraph:

      (a)   A jumbo risk as defined in paragraph 3 below.

      (b) A risk which the Company has sent to Life Re or any other reinsurer for facultative underwriting consideration.

      (c) Life insurance resulting from a group conversion, where full evidence of insurability has not been secured.

      (d) Any risk which is not fully underwritten or any risk where the Company has not followed its usual underwriting practice.

      The liability of Life Re on any automatic reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that the Company has not submitted such an automatic application to Life Re or to any other reinsurer for facultative underwriting consideration.

2.    COVERAGES

      Life Insurance is exclusively the coverage or risk reinsured automatically under this Agreement. Life Re will not participate in a unilateral increase in a policy's net amount at risk unless that increase is permitted by the policy at issue or unless agreed to in writing prior to the granting of the increase. Life Insurance includes basic policies, riders that affect the face amount of basic policies, and term riders providing life insurance protection.

3.    JUMBO RISK

      A jumbo risk is one where the papers of the Company, including all papers that are part of the current application, indicate that the person to be insured has or will have total insurance in force with all companies greater than:

       All Ages       $50,000,000

4.    REGULAR LIMITS OF RETENTION

      The Company may modify its regular limits of retention, detailed in Schedule A, by giving thirty days written notice to Life Re. The amount of reinsurance to be ceded and accepted automatically after the new limits take effect will be determined by mutual written agreement by Life Re and the Company.

                                   ARTICLE III
                             FACULTATIVE REINSURANCE

      The Company may choose to submit for consideration by Life Re a request for any amount of reinsurance of the coverages in Article II that the Company may require. Reinsurance may be requested for any amount without regard for the limits of retention detailed in Schedule A, but the Company will notify Life Re promptly of any changes in its limits of retention. The Company may also submit for consideration as facultative reinsurance any individual life insurance issued on a policy form not specified in Schedule A provided reinsurance terms and conditions are established and agreed upon by means of the facultative reinsurance application process.

      When the company requests facultative reinsurance, the application will be made by submitting to Life Re a mutually agreeable form. The Company will send to Life Re any and all information the Company has about the risk, including without limitation, copies of the application, medical examiners' reports, attending physicians' statements, inspection reports, and other reports and other papers bearing on the insurability of the risk. Promptly upon receipt of the application, Life Re will analyze the risk and notify the Company of Life Re's decision and Life Re's classification of the risk. If the company elects to accept Life Re's unconditional offer of acceptance for reinsurance of the risk, the Company will notify Life Re within 120 days of Life Re's offer.

      The liability of Life Re on any facultative reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that:

      (a) Life Re has given the Company an unconditional offer of acceptance after the application for reinsurance, and

      (b) the Company has notified Life Re of its acceptance of such offer within 120 days of said offer.

                                   ARTICLE IV
                            PROCEDURES FOR REPORTING

1.   GENERAL INFORMATION

     Life Re will accept, on a self administered basis, automatic reinsurance in amounts per life up to the amounts set forth in Schedule
A. Additional amounts may be reinsured facultatively.

2.   SELF-ADMINISTERED REPORTING

     The Company will remit a check for the balance indicated in the monthly statements to Life Re along with the reporting form set forth in Schedule B or a mutually agreed upon form submitted by the company. If a balance is due the Company, it will be remitted by Life Re promptly. Within ten (10) days following the close of each calendar month, the Company will forward to Life Re on computer tape or other acceptable form, reports in substantial conformity with the following:

     A.  Monthly New Business Report

     (1) policy number               (10) amount reinsured with Life Re
     (2) full name(s) of insured(s)  (11) automatic/facultative indicator
     (3) date(s) of birth            (12) state of residence
     (4) sex(es)                     (13) table rating(s)
     (5) issue age(s)                (14) flat extra(s) (amount+number of yrs.)
     (6) policy date                 (15) death benefit option (UL products)
     (7) underwriting class(es)      (16) amount at risk classification
     (8) plan of insurance           (17) transaction code
     (9) face amount issued          (18) currency if other than U.S.
                                     (19) qualified pension (yes/no)

     A.  Monthly Conversion Report

           The Company will furnish Life Re with a separate listing of reinsurance policies that are conversions or replacements to the plan(s) as stated in Schedule A. The listing should provide the following information:

      (1) 1 through 19 in 2.A. above    (4) attained age(s)
      (2) original policy date          (5) duration
      (3) original policy number        (6) effective date if other than
                                            policy date

B.    Monthly Premium Report

      The Company will furnish Life Re with a listing of all reinsurance policies issued or renewing during the past month/quarter accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

(1)   1 through 19 in 2.A. above
(2)   current amount at risk
(3)   The net reinsurance premium due for each reinsured policy.

A.    Monthly Change Report

      The Company will report the details of all policy terminations and changes on the reinsured policies. In addition to the data indicated in 2.A., above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to reinsurance.

B.    Monthly Policy Exhibit Report

      The Company will provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month and the inforce reinsurance at the end of the month.

C.    Quarterly Inforce and Reserve Listing

      Within ten (10) days after the close of each calendar quarter, the Company will furnish Life Re with a listing of reinsurance in force by policy, by year of issue and include statutory reserves for the same. The listing must show sufficient detail such that reserve calculations can be independently verified by Life Re's auditors and examiners. The listing should be segregated into first year issues and renewals and should provide the following information:

      (1)   1 through 19 in 2.A above

      For the fourth quarter, Federal Income Tax reserves must also be furnished. They may be included in the fourth quarter statutory report or they may be submitted separately, but in the same format as the statutory report.

A.    ELECTRONIC DATA TRANSMISSION

      If the Company reports its reinsurance transactions via electron media, the Company will consult with Life Re to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company will communicate such changes to Life Re prior to the use of such changes in reports to Life Re.

                                   ARTICLE V
                                    PREMIUMS

1.    LIFE INSURANCE

      For single life policies, the annual premiums per $1,000 are shown in Schedule C-1. The annual premiums are made monthly by dividing by 12. The monthly premiums per $1,000 are applied to the reinsured amount at risk defined in Article 1.

      For last survivor policies, the annual premiums per $1,000 for each insured are shown in Schedule C-2. These annual premiums are converted to annual last survivor rates using the methodology described in Schedule C-2. The minimum annual last survivor rate will be $.12 per $1,000. The annual last survivor rates are made monthly by dividing by 12. The monthly rates are applied to the reinsured amount at risk defined in Article 1.

      Life Re anticipates that these premiums will be continued indefinitely for all business ceded under this Agreement. For the purpose of satisfying requirements for deficiency reserves imposed by various state insurance departments, Life Re will guarantee for renewal the greater of the premiums provided in this Agreement or premiums based on the 1980 CSO Table at 2.5% interest.

      Life Re shall not unilaterally raise the Company's premium rates unless Life Re raises the rates of all its yearly renewable term reinsurance agreements, including reinsurance of ordinary whole life, term life, and interest sensitive life policies; in addition, the percentage increase in the Company's rates shall not exceed the increase for any of Life Re's other yearly renewable term reinsurance agreements. Life Re will provide the Company ninety days written notice of any increase in premium rates.

      When the Company assesses a flat extra rating on an insured, the flat extra rate per $1,000 less the allowance indicated in Schedule D will be added to that insured's annual premium per $1,000. When the company assesses a table rating on an insured, that insured's annual premium per $1,000 will be increased by 25% for each table assessed.

      In the event the reinsured policies permit the insureds to split the policy into separate policies on each life insured thereunder, the new policies will be the exchanges as set forth in Schedule C, point-in-scale, provided, however, that the sum of the amount of reinsurance on the exchanges will not exceed the amount of reinsurance on the reinsured policies before the split. Any substandard or flat premium extras payable assessed on either life will be payable under the appropriate exchanges policy.

2.    PREMIUM TAXES

      Life Re will not reimburse the Company for state premium taxes on reinsurance premiums received from the Company.

3.    PAYMENTS

      Premiums are payable monthly in arrears. If a policy's face amount is reduced, terminated, increased or reinstated in the accounting period, pro-rata adjustment will be made by Life Re and the Company to the reinsurance premiums.

4.    NONPAYMENT OF REINSURANCE PREMIUMS

      The payment of reinsurance premiums is a condition precedent to the liability of Life Re under this Agreement. If the Company does not pay premiums to Life Re as provided in this Agreement and such amounts are more than 120 days in arrears, Life Re will have the right to terminate the reinsurance under this Agreement.

5.    INTEREST ON DELINQUENT PAYMENTS

      If the Company is more than 90 days in arrears in remitting premiums to Life Re, such premiums will be considered delinquent and interest will be added to the amount to be remitted. Interest will be calculated from

      (a)   the time the premiums are due Life Re to

      (b) the date the Company pays the premium to Life Re. The rate of interest charged on delinquent payments will be equal to the rate listed in the Federal Reserve Statistical Release, as promulgated by the Board of Governors of the Federal Reserve System, for the monthly average of Corporate bonds, Moody's seasoned Aaa (the "Interest Rate").

5.    MISSTATEMENTS

      If the insured's age or sex was misstated and the amount of insurance on the Company's policies is adjusted, the Company and Life Re will share the adjustment in proportion to the amount of liability of each at the time of issue of the policies. Premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the method above will be used far past years and the amount of reinsurance and premium will be adjusted for the future to the amount that would have been correct at issue.

                                   ARTICLE VI
                                     CLAIMS

1.    NOTICE

      The Company will notify Life Re promptly after receipt of any information on a claim where reinsurance with Life Re is involved. The Company will furnish to Life Re as soon as possible the completed reinsurance claim form and copies of all claim papers and proofs. However, if the amount reinsured with Life Re is more than the amount retained by the Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers must be submitted to Life Re for its recommendation before admission of any liability on the part of the Company.

2.    CONTESTED CLAIMS

      Whenever the Company has formed a preliminary opinion that a claim might be denied or contested where reinsurance with Life Re is involved, and prior to any final action by the Company indicating to the claimant that the claim is being denied or contested, the Company will give Life Re the opportunity to review the complete claim file. Life Re will review this file promptly and, at its option,

      (a) pay Life Re's full share as if the claim was not contested, in full discharge of Life Re's obligation to the Company for that claim, or

      (b) after consultation with the Company join in the contest, or ratify the denial, in which case Life Re will communicate to the Company in writing Life Re's decision to participate in the contest, or ratify the denial, with respect to that claim.

3.    EXPENSES

      Life Re will share in the claim expense of any contest or compromise of a claim in the same proportion that the amount at risk reinsured under this Agreement bears to the total risk of the Company on all policies being contested by the Company under this contest, and Life Re will share in the total amount of any reduction in liability in the same proportion. Claim expense will include without limitation the cost of investigation, legal fees, court costs, and interest charges. Compensation of salaried officers and employees and any possible extra-contractual damages will not be considered covered expenses. Life Re will not be liable for expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

4.    MISSTATEMENTS

      In the event of an increase or reduction in the amount of the Company's insurance on any policy reinsured hereunder because of an overstatement or understatement of age or misstatement of sex, established after the death of the insured, the Company and Life Re will share in such increase or reduction in proportion to their respective amounts at risk under that policy.

5.    PAYMENT

      Life Re will pay its share in a lump sum to the Company, without regard to the form of claim settlement of the Company.

6.    ASSISTANCE AND ADVICE

      At the request of the Company, Life Re will advise the Company on any claim concerning business reinsured under this agreement and, when such a claim appears to be of doubtful validity, Life Re will assist the Company in its determination of liability and in the best procedure to follow with respect to the claim.

                                   ARTICLE VII
                      REDUCTIONS, REINSTATEMENTS & CHANGES

1.    REDUCTIONS AND TERMINATIONS

      Reinsurance amounts are calculated in terms of coverages on the life of a person. If any of the Company's policies or riders on the person are reduced or terminated, the reinsurance in force will be reduced by the corresponding amount. The reduction will not be applied to force the Company to reassume more than its regular retention limit at the time of the reduction for the age at issue, mortality rating and form of the policy or policies for which reinsurance is being terminated. The reduction first will be applied to reinsurance, if any, on the particular policy reduced. If the reduction exceeds the amount of reinsurance on that policy, the reduction will then be applied to reinsurance on other policies on that life in the order in which the policies were effected, i.e., the first effected will be the first terminated or reduced. If reinsurance has been ceded to more than one reinsurer, the reduction in Life Re's reinsurance will be in proportion to the reduction in the total. After the proportion has been determined, the rules above will be used.

2.    REINSTATEMENTS

      (a)   Automatic Reinsurance

      (b) A policy of the Company, ceded to Life Re on an automatic basis, that was reduced, terminated, or lapsed, if reinstated by the Company under its regular rules will be reinstated automatically to the amount that would be in force had the policy not been reduced, terminated, or lapsed.

      (c)   Facultative Reinsurance

            A Reinsured Policy ceded to Life Re that was reduced, terminated, or lapsed, on a facultative basis, (i) will require approval by Life Re prior to reinstatement if the Company has retained less than 50% of the risk, or (ii) will be reinstated automatically by Life Re if the Company has retained 50% or more of the risk and reinstates the Reinsured Policy under its regular rules. Upon reinstatement, reinsurance for the policy will be for the amount that would be in force had the policy not been reduced, terminated, or lapsed.

3.    NONFORFEITURE BENEFITS

      Life Re will not participate in nonforfeiture benefits.

4.    CONTRACTUAL CONVERSIONS AND EXCHANGES

      In the event of a contractual conversion or exchange (i.e., conversion or exchange that requires no evidence of insurability) life Re will reinsure the risk resulting from such conversion or exchange at the rates shown in Schedule C on point-in-scale basis (using the original issue age and duration from the original issue) and the discounts/allowance of Schedule D on a point-in-scale basis. The reinsured amount at risk on the policy or policies being converted may not exceed the current reinsured amount at risk on the policy or policies being converted or exchanged. If the conversion or exchange results in an increase of risk, the amount of increase will be subject to evidence of insurability.

5.    NON CONTRACTUAL EXCHANGES

      Non contractual exchanges are subject to evidence of insurability. Premiums for the risk resulting from the exchange will be reflected in Schedule C.

6.    PROGRAM OF INTERNAL REPLACEMENT

      Should the Company, its affiliates, successors, or assigns, initiate a program of internal replacement, as defined below, that would include any of the risks reinsured hereunder, the Company will immediately notify the reinsurer. For each risk reinsured hereunder that has been replaced under a program of internal replacement, the reinsurer shall have the option at its sole discretion, of either treating the risks reinsured as recaptured, or continuing reinsurance on the new policy under this Agreement. The term "program of internal replacement" shall mean any program offered to a class of policy owners in which a policy or any portion of a policy is exchanged for another policy, not reinsured under this Agreement, which is written by the Company, its affiliates, successors, or assigns.

                                  ARTICLE VIII
                                    DAC TAX

      Life Re and the Company each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code, the "Code", and hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

      (a) The term "party" refers to either Life Re or the Company as appropriate.

      (b) The terms used in this Article are defined by reference to Regulation 1.848-2.

      (c) Any joint election by the parties under the Regulation for this Agreement will take effect beginning with the first taxable year ending after January 1, 2000 and will be effective for all subsequent taxable years in which the relevant agreement is in force, unless the parties jointly revoke any such election with the consent of the IRS Commissioner.

      (d) Each party shall attach a schedule, substantially in the form of Schedule E hereto, to its federal income tax return for the taxable years ending after the date the election is effective which identifies this agreement for which the joint election under the Regulation has been made.

      (e) Unless the joint election between the parties has been revoked or terminated under clause (c) above, the party with net positive consideration, as defined in the Regulation promulgated under Code
            Section 848, for such agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of
            Section 848(c)(1).

      (f) Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year with the other party to ensure consistency of reporting for federal income tax purposes.

                                   ARTICLE IX
                                   RECAPTURE

1.    STANDARDS FOR RECAPTURE

      If the Company increases its maximum retention from the maximum limit of retention set forth in Schedule A, the Company may elect to recapture that portion of each Reinsured Policy equal to the difference between the Company's new limit of retention and the Company's old limit of retention, subject to the provisions of this Article IX. If the Company elects this type of recapture, the Company may only recapture Reinsured Policies that meet both of the following requirements:

      (a)   Reinsured Policies that have been in force for ten (10) years, and

      (b) Reinsured Policies for which the Company maintained its maximum limit of retention at the time the Reinsured Policy was issued.

      However, if Life Re has given the Company ninety day written notice of a premium rate increase, the Company may elect to recapture all Reinsurance Policies affected by such increase before such increase takes effect regardless of the above requirements.

2.    METHOD OF RECAPTURE

      If the Company elects to recapture, the Company will notify life Re in writing within ninety days from the effective date of the increase in its limit of retention. If the Company elects to recapture one Reinsured Policy under this provision, the Company must recapture every Reinsured Policy that meets the requirements set forth in Article IX, Section 1, above.

      Recapture for each Reinsured Policy will occur on the later to occur of

      (a)   the next anniversary of the Reinsured Policy, or

      (b) the tenth anniversary of the Reinsured Policy. The amount of reinsurance on the Reinsured Policy will be reduced so that the total amount of risk retained by the Company will be equal to the Company's maximum limit of retention.

      If two or more reinsurers have reinsurance on the same Reinsured Policy, Life Re's portion of the reduction will be in proportion to Life Re's share of the total reinsurance on the Reinsured Policy.

      The above guidelines notwithstanding, the Company may recapture prior to the tenth policy anniversary if the recapture results from the Company's exercise of its right of recapture due to a reinsurance premium rate increase as described in Paragraph 1 of this Article. Such recapture shall apply to all policies subject to the premium rate increase, shall be a full and complete recapture and shall be governed by the same effective date for all such policies affected by the recapture.

                                    ARTICLE X
                                   INSOLVENCY

      All reinsurance under this Agreement will be paid on demand by Life Re directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to Life Re of a pending claim against Life Re or the Company on any policy reinsured within a reasonable time after the claim is filed in the conservation, liquidation, or insolvency proceedings. While the claim is pending, Life Re may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by Life Re will be charged, subject to court approval, against the Company as an expense of the conservation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by Life Re. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company.

                                   ARTICLE XI
                                  ARBITRATION

      Life Re and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, Life Re and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, Life Re and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.

      The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company. Life Re and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) calendar days after the date of the mailing of the notification initiating arbitration.

      If either Life Re or the Company fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of Life Re and the Company within thirty (30) calendar days after the request will appoint the necessary arbitrators.

      The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; provided, however, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be chosen by the arbitrators. Each decision (including without limitation each award) of the arbitrators will be final and binding on ail parties and will be nonappealable, and (at the request of either Life Re or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. No such award or judgment will bear interest. Each party will be responsible for paying

      (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration, and

      (b)   one-half of the fees and expenses charged by each arbitrator.

                                  ARTICLE XII
                               GENERAL PROVISIONS

1.    REINSURER'S RIGHT OF NOTICE OF UNUSUAL PRACTICES

      In providing reinsurance facilities to the Company under this Agreement, Life Re has granted the Company considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, Life Re has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Company. Life Re assures that, except as otherwise notified by the Company, the underwriting, claims and other insurance practices employed by the Company with respect to reinsurance ceded under this Agreement are generally consistent with the customary and usual practices of the insurance industry as a whole. If the Company changes or modifies its practices or engages in exceptional or uncustomary practices, the Company agrees to make those practices known to Life Re before assigning any liability to Life Re with respect to any reinsurance issued under such practices.

2.    POLICY FORMS AND RATES

      Upon request, the Company will furnish Life Re with a copy of its application forms, policy and rider forms, premium and non-forfeiture value manuals, reserve tables, actuarial memoranda, and any other forms or tables needed for proper handling of reinsurance under this Agreement. Life Re must agree in writing before incurring additional liability resulting from any changes to policies, policy riders or amendments reinsured under this Agreement that are not permitted by the policies, riders, or amendments as issued.

3.    REINSURANCE CONDITIONS

      The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Company on which the reinsurance is based.

4.    ERRORS AND OMISSIONS

      If either the Company or Life Re unintentionally fails to perform an obligation that affects this Agreement and such failure results in an error on the part of the Company or Life Re, the error will be corrected by restoring both the Company and Life Re to the positions they would have occupied had no such error occurred. For business reported but not covered under the provisions of this Agreement, Life Re shall be obligated only for the return of premium paid, plus interest as provided below.

      Any amounts due under this Section 4 will bear interest at a rate agreed upon by the Company and Life Re or at a rate equal to the Interest Rate as described in Article V, Paragraph 6.

5.    OFFSET

      Any amount which either the Company or Life Re is contractually obligated to pay to the other party may be paid out of any amount which is due and unpaid under this Agreement. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

6.    INSPECTION

      Upon reasonable notice, Life Re may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of the Company during normal business hours.

7.    ENTIRE AGREEMENT

      This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with 'respect to the subject matter hereof.

8.    AMENDMENT

      This Agreement may be modified or amended only with a written instrument properly signed on behalf of the Company and Life Re.

9.    COUNTERPARTS

      This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

10.   NO ASSIGNMENT

      Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

11.   BINDING EFFECT

      This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

12.   NOTICES

      Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and

      (a)   delivered personally,
      (b)   sent by facsimile,
      (c)   delivered by overnight express, or
      (d)   sent by registered or certified mail, postage prepaid, as follows:

If to the Company, to:

      TIAA-CREF Life Insurance Company
      730 Third Avenue
      New York, NY 10017
      Attention: Advanced Markets Underwriting
      Facsimile: (212) 916-6950

If to Life Re, to:

      Life Reassurance Corporation of America
      A Member of the Swiss Re Group
      969 High Ridge Road
      Stamford, Connecticut 06905
      Attention: Vice President, Administration
      Facsimile: (203) 321-3200

or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article XII will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed delivered when electronically confirmed; and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States Mail.

Please send all cash remittances to:

      Life Reassurance Corporation of America
      P.O. Box 1797
      Stamford, Connecticut 06904

                                  ARTICLE XIII
                             DURATION OF AGREEMENT

      This Agreement will be effective on and after the effective date stated in
Article I. It is unlimited in duration but may be amended by mutual consent of the Company and Life Re. This Agreement may be terminated as to new reinsurance by either party giving 90 days written notice to the other. Termination as to new reinsurance does not affect existing reinsurance. Existing reinsurance will remain in force until termination of the Company's policy or policies on which the reinsurance is based in accordance with the terms of this Agreement. Notwithstanding the foregoing, Life Re may terminate this Agreement as to new and existing reinsurance in the event the Company does not pay premiums to Life Re, as provided in Article V.

                                  ARTICLE XIV
                                   EXECUTION

      IN WITNESS WHEREOF, Life Re and the Company have executed this Agreement on the dates set forth below.



TIAA-CREF LIFE INSURANCE COMPANY

Date:           9/30/00                 By:      /s/ Larry H. Rubin
                ------------------               ----------------------------
Place:          New York, New York      Title:   V.P. Finance & Chief Actuary
                ------------------               ----------------------------
Witness:        /s/ [Illegible]
                ------------------


LIFE REASSURANCE CORPORATION OF AMERICA

Date:           10/23/00                By:      /s/ [Illegible]
                ------------------               ----------------------------
Tale:           Stamford, CT            Title:   Vice President
                ------------------               ----------------------------
Witness:        /s/ [Illegible]
                ------------------

                                   SCHEDULE A
                                RETENTION LIMITS
                           REINSURANCE SPECIFICATIONS
                                       AND
                                  PLANS COVERED

I.    Advanced Life Retention Limits

On each insured, the Company shall retain 25% of the face amount up to the limits set forth below. Face amount includes the death benefit provided by base policies; any term life insurance riders; and all future increases provided by automatic face amount increase riders. For last survivor policies, the Company shall retain based on the highest retention allowed on either insured under the policy.

                               Preferred - Table D    Table E - "Uninsurable"
Single Life
    Issue Ages 0 - 75               $1,500,000              $  750,000
    Issue Ages 76 - 80              $  150,000              $  150,000
Last Survivor
    Issue Ages 30 - 75              $2,500,000              $1,250,000
    Issue Ages 75 - 80              $  250,000              $  250,000

II.   Automatic Binding Limits

                              Preferred - Table D         Table E     Table F - "Uninsurable"
Single Life
    Issue Ages 0 - 75             $15,000,000            $7,500,000            $0
    Issue Ages 75 - 80            $ 1,500,000            $1,500,000            $0
Last Survivor
    Issue Ages 30 - 75            $15,000,000            $7,500,000            $0
    Issue Ages 75 - 80            $ 1,500,000            $1,500,000            $0

III.  The Company's Share

The Company's Share of a policy's net amount at risk shall be set at issue as the face amount retained by the Company on the policy divided by the total face amount of the policy.

                                   SCHEDULE A
                                   (CONTINUED)

IV.   Life Re's Share

For automatically reinsured policies, Life Re's Share of the net amount at risk shall be set at issue as: 50% x (1 - the Company's Share), never to exceed 50% of the Automatic Binding Limits set forth in Section 11, above. For facultatively reinsured policies, Life Re's Share of the net amount at risk shall be determined on a case by case basis.

V.    Plans Covered

The preceding schedules refer to insured lives whose surnames begin with the letters A through Z under the following plans:

        Fixed Account Flexible Premium Adjustable Life Insurance
        Fixed Account Last Survivor Flexible Premium Adjustable Life Insurance

                                   SCHEDULE B
                                 REPORTING FORM

(LIFE REASSURANCE CORPORATION OF AMERICA LOGO)

                    LIFE REASSURANCE CORPORATION OF AMERICA
           SELF ADMINISTERED/BULK REINSURANCE SUMMARY REPORTING FORM

Ceding Company _______________________  Reinsurer ______________________________

Treaty/Account # _____________________  Period Experience is for ____________

Coin __ YRT __ Mod Co __ Other _______  Interest Sensitive:  Yes __ No __

Reinsurance Premium Mode:  Monthly __ Quarterly __ Annual __ In Advance __
   In Arrears __

Reinsurance Reporting Mode:  Monthly __ Quarterly __ Annual __

Contact _______________________  Date ________________  Phone # ________________

------------------------------------------------------------------------------------------------------------------------------------
                                                      SECTION I - ACCOUNTING
------------------------------------------------------------------------------------------------------------------------------------
                                   * * * PREMIUMS * * *                    * * * ALLOWANCES * * *
                              ________________________________        ________________________________         OTHER
                              FIRST YEAR          RENEWAL YEAR        FIRST YEAR          RENEWAL YEAR        BENEFIT        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Life
------------------------------------------------------------------------------------------------------------------------------------
ADB
------------------------------------------------------------------------------------------------------------------------------------
Waiver of Premium
------------------------------------------------------------------------------------------------------------------------------------
Other
------------------------------------------------------------------------------------------------------------------------------------
TOTAL
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                      SECTION II - RESERVE INFORMATION                               Amount of Check
------------------------------------------------------------------------------------------------------------------------------------

AMOUNT OF REIN (000)          ISSUE                                        RESERVES REINSURED
----------------------------         -----------------------------------------------------------------------------------------------
LIFE           ADB            YEAR                LIFE                ADB                 WAIVER         SUBST'D          DEFICIENCY
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                            SECTION III - POLICY EXHIBIT INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                                                    CURRENT PERIOD                                          YEAR TO DATE
                                        _____________________________________                  _____________________________________
                                         NO. OF                  AMT. OF *                      NO. OF                  AMT. OF *
                                         POLICIES                REIN (000)                     POLICIES                REIN (000)
                                        _____________________________________                  _____________________________________

A. Inforce Beg. of Period               _____________________________________         A.       _____________________________________

   1. New Business            Auto      _____________________________________         1. Auto  _____________________________________

                              Fac       _____________________________________            Fac   _____________________________________

   2. Conversions/Replacements - On     _____________________________________         2.       _____________________________________

   3. Reinstatements                    _____________________________________         3.       _____________________________________

   4. Other Increases                   _____________________________________         4.       _____________________________________

   5. Not Takens                        _____________________________________         5.       _____________________________________

      a) Total Inc (1+2+3+4-5)                                                           a.
                                        =====================================                  =====================================
   6. Death                             _____________________________________         6.       _____________________________________

   7. Conversions/Replacements - Off    _____________________________________         7.       _____________________________________

   8. Lapses                            _____________________________________         8.       _____________________________________

   9. Surrenders                        _____________________________________         9.       _____________________________________

  10. Expiry                            _____________________________________        10.       _____________________________________

  11. Recapture                         _____________________________________        11.       _____________________________________

  12. Other Decreases                   _____________________________________        12.       _____________________________________

      b) Total Dec (6+7+8+9+10+11+12)   _____________________________________            b.    _____________________________________

B.  Inforce End of Period (A + a - b)   _____________________________________      B.          _____________________________________
------------------------------------------------------------------------------------------------------------------------------------

*Specific Reinsurer's Share of Liability                         Form #TA1(4/91)

                                  SCHEDULE C-1

                            REINSURANCE PREMIUM RATES

                              SINGLE LIFE PRODUCTS

             (SEE DISKETTE ATTACHED ENTITLED "FINAL_SWISS_RATES.XLS")

                                  SCHEDULE C-2

                               SURVIVORSHIP RATES



                      (SEE RATES ATTACHED TO SCHEDULE C-1)



The following describes how to convert premiums per $1,000 for each insured into last survivor rates.

q[x]+t-1 = the premium rate for insured x in policy year t

q[y]+t-1 = the premium rate for insured y in policy year t

p[x]+t-1 = 1 - q[x]+t-1

p[y]+t-1 = 1 - q[v]+t-1

t-1p[x]  = p[x] p[x]+1 p[x]+2...p[x]+t-2 for t> 1

t-1p[y]  = p[y] p[y]+1 p[y]+2...p[y]+t-2 for t> 1

q[x]+t-1:[y]+t-1 = t-1 p[x] t-1p[y]q[x]+t-1q(y)+t-1 + t-1p(x)(1-t-1p(y)) q[x]+t-1 + 1-1p[y] (1-t-1p[x]) q(y) + t-1
     -------------------------------------------------------------------------------------------------------------

            t-1p[x] t-1p[y] + t-1p[x](1-t-1p(y)) + t-1p[y](1-t-1p(x))

                  .12 per thousand minimum rate in all years.

                                   SCHEDULE D
                           PERCENTAGES AND ALLOWANCES



Tire following allowances* are granted on Flat Extras;

Life Insurance - Flat Extra Premiums    First Year       Renewal Years
Aviation Hazards                            10%               10%
Temporary Extras (< = 5 years)              10%               10%
Permanent Extras (> 5 years)               75%               10%

      *On cessions in excess of $ 15,000,000, Life Re reserves the right to adjust the percentages, allowances, rates and expenses.

                                   SCHEDULE E

               SAMPLE SCHEDULE TO BE FILED WITH FEDERAL TAX RETURN

      TIAA-CREF Life Insurance Company ("the Company") and Life Reassurance Corporation of America ("Life Re") have jointly made an election pursuant to Regulation Section 1.848-2(g)(8) promulgated under Section 848 of the Internal Revenue Code of 1986, as amended, for the following Reinsurance Agreements:

        1)      Reinsurance Agreement #__________, dated ______________________

        2)      Reinsurance Agreement #__________, dated ______________________

Amendment No. 1 to the Reinsurance Agreement #6847-1 (Automatic YRT Bulk Universal Life) effective January 1, 2000 between TIAA-CREF LIFE INSURANCE COMPANY of New York, New York ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ("the Reinsurer").




Amendment No. 1

Effective January 1, 2002, Schedule A, Retention Limits, Reinsurance Specifications and Plans Covered, is expanded as attached to provide reinsurance terms for the Variable Flexible Premium Adjustable Life Insurance plan of insurance, the Variable Last Survivor Flexible Premium Adjustable Life Insurance plan of insurance, and the Single Life Level Term Insurance Rider.




All other provisions of the Reinsurance Agreement will continue unchanged.



TIAA-CREF LIFE INSURANCE COMPANY



By: /s/ [Illegible]                                        Attest: /s/ [Illegible]
   --------------------------------------------            ------------------------------------------
Title: President/CEO TIAA-CREF URS                 Title: Vice President-Insurance Finance & Planning
       ----------------------------------------           -------------------------------------------
Date: 1/7/02                                       Date: 1/7/02
      -----------------------------------------          --------------------------------------------


SWISS RE LIFE & HEALTH AMERICA INC.



By: /s/ [Illegible]                                        Attest: /s/ [Illegible]
    -------------------------------------------            ------------------------------------------
Title: Vice President                              Title: Second VP
       ----------------------------------------           -------------------------------------------
Date: 10/2/01                                      Date: 10/2/01
      -----------------------------------------          --------------------------------------------

                                   SCHEDULE A
                                RETENTION LIMITS
                           REINSURANCE SPECIFICATIONS
                                       AND
                                  PLANS COVERED

I.    Advanced Life Retention Limits

On each insured, the Company shall retain 25% of the face amount up to the limits set forth below. Face amount includes the death benefit provided by base policies; any term life insurance riders; and all future increases provided by automatic face amount increase riders. For last survivor policies, the Company shall retain based on the highest retention allowed on either insured under the policy.

                                     Preferred-Table D    Table E-Uninsurable
      SINGLE LIFE
           Issue Ages 0 - 75             $1,500,000            $  750,000
           Issue Ages 76 - 80            $  150,000            $  150,000
      LAST SURVIVOR
           Issue Ages 30 - 75            $2,500,000            $1,250,000
           Issue Ages 78 - 80            $  250,000            $  250,000


II.   Automatic Binding Limits

                              Preferred-Table D        Table E      Table F--Uninsurable
      SINGLE LIFE
        Issue Ages 0 - 75        $15,000,000         $7,500,004              $0
        Issue Ages 76 - 80       $ 1,500,000         $1,500,000              $0

      LAST SURVIVOR
        Issue Ages 30 - 75       $15,000,000         $7,500,000              $0
        Issue Ages 70 - 80       $ 1,500,000         $1,500,000              $0

      III.  The Company's Share

      The Company's Share of a policy's net amount at risk shall be set at issue as the face amount retained by the Company on the policy divided by the total face amount of the policy.

                                   SCHEDULE A
                                   (CONTINUED)

IV.   The Reinsurer's Share

      For Fixed Account Plans of Insurance:

      For automatically reinsured policies, the Reinsurer's share of the reinsured net amount at risk shall be set at issue as: 50% x (1 - the Company's Share), never to exceed 50% of the Automatic Binding Limits set forth in Section II, above. For facultatively reinsured policies, the Reinsurer's share of the net amount at risk shall be determined on a case by case basis.

      For Variable Plans of Insurance:

      For automatically reinsured policies, the Reinsurer's share of the reinsured net amount at risk shall be set at issue as: 66 2/3% x (1 - the Company's Share), never to exceed 66 2/3% of the Automatic Binding Limits set forth in Section II, above. For facultatively reinsured policies, the Reinsurer's share of the net amount at risk shall be determined on a case by case basis.

V.    Plans and Riders Covered

      THE PRECEDING SCHEDULES REFER TO INSURED LIVES WHOSE SURNAMES BEGIN WITH THE LETTERS A THROUGH Z UNDER THE FOLLOWING PLANS:

      Fixed Account Flexible Premium Adjustable Life Insurance
      Fixed Account Last Survivor Flexible Premium Adjustable Life Insurance Variable Flexible Premium Adjustable Life Insurance
      Variable Last Survivor Flexible Premium Adjustable Life Insurance Single Life Level Term Insurance Rider